EXHIBIT 99.1

Atrion Reports Results for Fourth Quarter and Full Year 2019

ALLEN, Texas, Feb. 26, 2020 (GLOBE NEWSWIRE) -- Atrion Corporation (NASDAQ: ATRI) announced today that for the fourth quarter of 2019 revenues were $34.5 million compared to $34.9 million in the same period of 2018, net income was $8.1 million compared to $7.7 million in the prior year period, and diluted earnings per share were $4.33 compared to $4.17 in the prior-year period. For the full year 2019 compared to 2018, Atrion increased revenues to $155.1 million from $152.4 million, net income was $36.8 million compared to $34.3 million, and diluted earnings per share were $19.73 compared to $18.44.

David Battat, President & CEO, commenting on the results for the fourth quarter and the full year 2019 as compared to the prior year periods, said, “Revenues were up 2% for the year, but down 1% for the quarter partly due to a critical nationwide shortage of sterilization capacity. We have contracted for additional sterilization capacity, enabling us to fully meet our current requirements.” Mr. Battat continued, “While operating income continued to reflect an enviable ratio of 26% to sales, it was down 3% in the quarter and for the full year.” Mr. Battat added, “With the benefit of a lower tax rate and an increase in the value of our investment portfolio, net income and diluted earnings per share were both up 4% for the quarter and 7% for the full year.”

Mr. Battat added, “During the year we increased our dividend payout by 15%, while adding $11.1 million to our cash and short and long term investments bringing that total to $100.6 million as of December 31, 2019.”

Mr. Battat concluded, “For the first quarter of 2020, sales and operating income are forecasted to be slightly below the prior year period. We expect each subsequent quarter in 2020 to show progressively higher positive comparisons in both measures, with the full year reflecting high single digit growth in sales and low double digit growth in operating income.”

Atrion Corporation develops and manufactures products primarily for medical applications. The Company’s website is www.atrioncorp.com.

Statements in this press release that are forward looking are based upon current expectations and actual results or future events may differ materially. Such statements include, but are not limited to, Atrion’s expectations regarding sales and operating income for each quarter and full year 2020. Words such as “expects,” “believes,” “anticipates,” “forecasts,” “intends,” “should”, “plans,” “will” and variations of such words and similar expressions are intended to identify such forward-looking statements. Forward-looking statements involve risks and uncertainties. The following are some of the factors that could cause actual results or future events to differ materially from those expressed in or underlying our forward-looking statements: changing economic, market and business conditions; acts of war or terrorism; the effects of governmental regulation; competition and new technologies; slower-than-anticipated introduction of new products or implementation of marketing strategies; the Company’s ability to protect its intellectual property; changes in the prices of raw materials; changes in product mix; and intellectual property and product liability claims and product recalls. The foregoing list of factors is not exclusive, and other factors are set forth in the Company’s filings with the Securities and Exchange Commission. The forward-looking statements in this press release are made as of the date hereof, and we do not undertake any obligation, and disclaim any duty, to supplement, update or revise such statements, whether as a result of subsequent events, changed expectations or otherwise, except as required by applicable law.

Contact:	Jeffery Strickland
Vice President and Chief Financial Officer
(972) 390-9800

ATRION CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2019 (unaudited)	2018 (unaudited)	2019 (unaudited)	2018 (unaudited)
Revenues	$34,466	$34,926	$155,066	$152,448
Cost of goods sold	18,964	19,321	84,378	80,670
Gross profit	15,502	15,605	70,688	71,778
Operating expenses	7,427	7,287	30,159	30,071
Operating income	8,075	8,318	40,529	41,707

Interest and dividend income	591	473	2,487	1,667
Other investment income (loss)	(113)	(190)	152	(1,380)
Other income	--	22	--	42
Income before income taxes	8,553	8,623	43,168	42,036
Income tax benefit (provision)	(489)	(874)	(6,407)	(7,781)
Net income	$8,064	$7,749	$36,761	$34,255

Income per basic share	$4.35	$4.18	$19.82	$18.49

Weighted average basic shares outstanding	1,855	1,853	1,855	1,853

Income per diluted share	$4.33	$4.17	$19.73	$18.44

Weighted average diluted shares outstanding	1,862	1,860	1,863	1,858

ATRION CORPORATION
CONSOLIDATED BALANCE SHEETS
(In thousands)

	Dec. 31,	Dec. 31,
ASSETS	2019	2018
	(unaudited)	(unaudited)
Current assets:
Cash and cash equivalents	$45,048	$58,753
Short-term investments	23,766	9,684
Total cash and short-term investments	68,814	68,437
Accounts receivable	18,886	17,014
Inventories	42,093	33,572
Prepaid expenses and other	2,545	3,242
Total current assets	132,338	122,265
Long-term investments	31,772	21,048
Property, plant and equipment, net	84,606	74,893
Other assets	13,315	13,010

	$262,031	$231,216

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities	11,274	10,220
Line of credit	--	--
Other non-current liabilities	12,887	10,229
Stockholders’ equity	237,870	210,767

	$262,031	$231,216